Exhibit 4.7

EXECUTION VERSION

AMENDED AND RESTATED PURCHASE COMMITMENT LETTER (PORTFOLIO C AIRCRAFT AND PORTFOLIO D AIRCRAFT)

This AMENDED AND RESTATED PURCHASE COMMITMENT LETTER (PORTFOLIO C AIRCRAFT AND PORTFOLIO D AIRCRAFT) (the “Agreement”) dated May 3, 2018, but having effect as between the parties as of
28 February 2018, is made between (1) Fly Leasing Limited, a Bermuda exempted company (“Fly”), and (2) Nomura Babcock & Brown Co., Ltd., a Japanese company (the “Commitment Provider”) and amends and restates that certain Purchase Commitment Letter (Portfolio C Aircraft) dated as of February 28, 2018 between Fly and Commitment Provider.

Reference is made to (i) that certain Sale and Purchase Agreement dated February 28, 2018 (as amended and acceded from time to time, the “Portfolio C SPA”) entered into among Asia Aviation Capital Limited, as seller (the “Seller”), Fly, as purchaser, and AirAsia Berhad, as guarantor, relating to the sale and purchase of certain aircraft including, inter alia, three (3) Airbus model A320 CEO aircraft to be Delivered during the 2018 calendar year and three (3) Airbus model A320 NEO and/or Airbus model A321 NEO aircraft to be Delivered during the 2019 calendar year (collectively or individually, as the context requires, the “Portfolio C Aircraft”) and (ii) that certain Aircraft Sale and Purchase Option Agreement dated February 28, 2018 (as amended and acceded from time to time the “Portfolio D SPA”) among Seller, as seller, Fly, as purchaser and AirAsia Berhad, as guarantor, relating to options to purchase up to ten (10) aircraft (collectively or individually, as the context requires, the “Portfolio D Aircraft” and together with the Portfolio C Aircraft, the “Aircraft”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Commitment Provider is willing to execute and deliver this Agreement to Fly and accordingly, the Commitment Provider does hereby agree as follows:

Section 1.          Defined Terms.

All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Portfolio C SPA.

Section 2.          Commitment to Pay – Portfolio C Aircraft.

With respect to the Portfolio C Aircraft, the Commitment Provider will, promptly following a request in writing from Fly, pay to Fly (or to such person as it may direct) for each Portfolio C Aircraft, the Purchase Price for such Portfolio C Aircraft (which amount shall be applied by Fly (or Fly shall procure is applied) in settlement of the obligation to pay the Purchase Price for such Portfolio C Aircraft to the Seller (or the Airframe Manufacturer) in accordance with the terms of the Portfolio C SPA).

If, following receipt of an amount pursuant to the preceding paragraph, the applicable Delivery does not occur, Fly shall promptly reimburse such amount to the Commitment Provider in each case following receipt of such amount from the Seller or the Manufacturer, as applicable.

Section 3.          Commitment to Pay – Portfolio D Aircraft.

The Commitment Provider may exercise a Purchase Option (as defined in the Portfolio D SPA) allocated to it pursuant to the investment allocation policy adopted by BBAM Limited Partnership and its affiliates by providing written notice to Fly not less than five (5) Business Days in advance of the expiration of such Purchase Option under the Portfolio D SPA, or at such later date as the Commitment Provider and Fly may agree in writing (subject always to the terms of the Portfolio D SPA).  With respect to Portfolio D Aircraft for which the Commitment Provider has exercised a Purchase Option, the Commitment Provider will, promptly following a request in writing from Fly, pay to Fly (or to such person as it may direct) for each Portfolio D Aircraft, the Purchase Price (as defined in the Portfolio D SPA) for such Portfolio D Aircraft (which amount shall be applied by Fly (or Fly shall procure is applied) in settlement of the obligation to pay the Purchase Price (as defined in the Portfolio D SPA) for such Portfolio D Aircraft to the Seller (or the Airframe Manufacturer) in accordance with the terms of the Portfolio D SPA).

If, following receipt of an amount pursuant to the preceding paragraph, the applicable Delivery (as defined in the Portfolio D SPA) does not occur, Fly shall promptly reimburse such amount to the Commitment Provider in each case following receipt of such amount from the Seller or the Manufacturer, as applicable.

In the event that Seller terminates a Purchase Option (as defined in the Portfolio D SPA) which has been exercised by the Commitment Provider, the Commitment Provider shall be entitled to the Termination Fee (as defined in the Portfolio D SPA) identified in Clause 4.10 of the Portfolio D SPA.

Section 4.          Transfer Right.

In consideration of each payment made pursuant to Section 2 or Section 3, Fly hereby grants to the Commitment Provider the right to direct Fly, in respect of each Aircraft, to select an entity of the Commitment Provider’s choosing to be the Purchaser Nominee (as defined in the Portfolio C SPA or the Portfolio D SPA, as applicable) for such Aircraft provided that such entity satisfies the requirements set forth in the definition of “Purchaser Nominee” in the Portfolio C SPA or the Portfolio D SPA, as applicable, and subject to the Commitment Provider acting reasonably and providing the appropriate documentation.

Section 5.          Miscellaneous.

(a)           Notices.  All notices to the respective parties under this Agreement shall, until such party furnishes written notice to the contrary, be in writing and mailed or delivered as follows:

to the Commitment Provider at:

Nomura Babcock & Brown Co., Ltd.
3-3-2, Nihonbashi Hamacho, Chuo-ku,
 Tokyo 103-0007, Japan

with a copy to:

BBAM Aircraft Management LP
50 California Street, 14th Floor
San Francisco, CA 94111
U.S.A.
Phone: +1 415 267 1600
Fax: +1 415 618 3337
Email: legal@bbam.com
 Attention: General Counsel

to Fly at:

FLY Leasing Limited
West Pier Business Campus
Dun Laoghaire
County Dublin
A96 N6T7
Ireland
Attention:	General Counsel
Fax:	+ 353 1 231 1901

with a copy to:

BBAM US LP
50 California Street, 14th Floor
San Francisco, CA 94111
Attention: General Partner
Phone: +1 415 267 1600
Fax: +1 415 618 3337
Email: legal@bbam.com

(b)           Governing Law.  THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

(c)           Jurisdiction etc.  Each of the Commitment Provider and Fly irrevocably:

(i)
submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the Borough of Manhattan, New York City in respect of proceedings related to this Agreement;

(ii)
waives any objections to proceedings related to this Agreement in the United States District Court for the Southern District of New York and of any New York state court sitting in the Borough of Manhattan, New York City on the ground of venue or forum non-conveniens or any similar grounds; and

(iii)	consents to service of process by mail or in any other manner permitted by the relevant law.

(d)           Agent for Service of Process. Each of the Commitment Provider and Fly shall at all times maintain an agent for service of process in New York. Such agent shall be BBAM US LP, 126 East 56th Street, Suite 2610, New York, New York 10022, United States of America. If, for any reason, such agent no longer serves as agent of the Commitment Provider or Fly to receive service of process, the Commitment Provider or Fly, as the case may be, shall promptly appoint another such agent and advise the other party thereof.

(e)           No Third-Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(f)            Interpretation.  The headings of the sections and other subdivisions of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

(g)           Attorney’s Cost.  The Commitment Provider agrees to pay all reasonable attorney’s fees and disbursements and all other reasonable and actual costs and expenses which may be incurred by Fly in the enforcement of this Agreement against Fly.

(h)           Currency of Payment.  Any payment to be made by the Commitment Provider shall be made in the same currency as designated for payment in the SPA and such designation of the currency of payment is of the essence.

(i)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument when both parties have signed and delivered one of such counterpart to the other party.

IN WITNESS WHEREOF, each of Fly and the Commitment Provider has caused its duly authorized representative to execute this Agreement as of the date first written above.

FLY LEASING LIMITED

By:	/s/ Colm Barrington
Name: Colm Barrington
Title: Chief Executive Officer

NOMURA BABCOCK & BROWN CO., LTD.

By:	/s/ Vincent Cannon
Name:	Vincent Cannon
Title:	Attorney-in-Fact

-Signature Page-
Amended and Restated Purchase Commitment Letter (Portfolio C Aircraft and Portfolio D Aircraft)